Exhibit 99.1

For Release: Thursday, March 25, 2021

Meg Whitman and Mark Tatum Join GM’s Board of Directors

Tech leader and NBA executive further expand GM Board’s diversity and leadership experience

DETROIT – Meg Whitman, a technology leader and former head of Hewlett Packard Enterprise, and Mark Tatum, Deputy Commissioner and Chief Operating Officer of the National Basketball Association, are joining the Board of Directors of General Motors Co. (NYSE: GM) effective today, the company announced.

With the election of Whitman, 64, and Tatum, 51, GM now has 13 directors. The company’s twelve independent directors have senior leadership and board experience in information technology, digital commerce, retail, higher education, investment management, international affairs, defense, transportation, cybersecurity, and pharmaceuticals, among others. Seven GM directors are women.

“Our diverse Board of Directors is a competitive advantage for GM as we work to deliver a better, safer and more sustainable world,” said GM Chairman and CEO Mary Barra. “Mark and Meg will bring unique experiences to the Board, especially in technology, brand building and customer experience that will help us drive value for shareholders and other GM stakeholders now and into the future.”

Last year, GM announced it is investing $27 billion through 2025 to launch 30 electric vehicles globally and commercialize self-driving technology. The company expects to sell more than 1 million EVs annually by mid-decade and targets EV market leadership in North America. The company has also announced its commitment to become carbon neutral in global products and operations by 2040, and it aspires to eliminate tailpipe emissions from new light-duty vehicles by 2035.

Whitman said, “I have tremendous respect for the commitments Mary and her team are making and the culture they have been building. GM’s growth strategy has all the elements of a startup but with far greater scale, millions of customers, and a strong underlying business. This makes it a very exciting time to join the Board.”

Whitman was most recently president of Quibi Holdings LLC, a media start-up, from 2018-2021. She was president and CEO of computer hardware and services multinational Hewlett-Packard Co. from 2011-2015; CEO of Hewlett Packard Enterprise, a global, edge-to-cloud platform-as-a-service company from 2015-2018; and president and CEO of eBay Inc., from 1998-2008, a period of explosive growth for the company. Whitman earned an undergraduate degree in economics from Princeton University and an MBA from Harvard University.

Tatum said, “GM is changing a more than 100-year-old business model and marshalling thousands of people and billions of dollars to drive solutions that matter for the environment, communities, businesses and investors. Joining the Board and helping accelerate that change is an honor and I look forward to working with the GM team and my fellow directors to make it happen.”

Tatum was appointed NBA Deputy Commissioner and Chief Operating Officer in early 2014. In his current role, he is responsible for the NBA’s global business operations, including leading the NBA’s international efforts. Tatum also oversees the Global Partnerships, Marketing, Team Marketing and Business Operations and Communications departments, in addition to the NBA G League and NBA 2K League. He joined the NBA in 1999. Tatum received a bachelor’s degree in Business Management and Marketing from Cornell University and an MBA from Harvard University.

The Board will stand for election at the company’s annual shareholders meeting on June 14, 2021. The company’s proxy materials will be distributed at the end of April.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which is planned to power everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com.

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CONTACT:

Jim Cain

GM Communications

313-407-2843

james.cain@gm.com